UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: February 13, 2007

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

As of February 13, 2007, Coldwater Creek Inc. (the “Company”) entered into an Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, providing for an unsecured revolving line of credit of up to $60 million (the “Agreement”). The size of the facility may be increased by up to $20 million subject to, among other things, approval of the lender. This credit facility replaces the Company’s previous $40 million credit facility with Wells Fargo Bank pursuant the Credit Agreement dated January 27, 2005 (the “Prior Agreement”).

The Agreement removes certain financial covenants with respect to maintenance of a specified current ratio and leverage ratio, and adds a financial covenant requiring the Company to maintain a specified fixed charge ratio. The Agreement also amends the minimum net worth requirement (as defined in the Agreement) the Company is required to maintain. The Agreement restricts the Company’s ability to, among other things, dispose of assets except in the ordinary course of business, participate in mergers or acquisitions in excess of $25 million, incur other indebtedness in excess of $25 million and make certain investments. The interest rate under the Agreement will be based on either the London InterBank Offered Rate plus a margin ranging from .7% to 1.5%, depending on the Company’s leverage ratio (as defined under the Agreement), or the lender’s prime rate. In addition, the Company will pay a quarterly unused commitment fee calculated as a varying percentage of the amount of the loan commitment that is not drawn down under the Agreement. The credit facility has a maturity date of January 28, 2012.

Item 1.02	Termination of a Material Definitive Agreement

Effective February 13, 2007, the Company terminated the Prior Agreement with Wells Fargo Bank, National Association, as described under Item 1.01 above, which description is incorporated by reference to this Item 1.02. The Company did not incur any material early termination penalties in connection with the termination of the Prior Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the Agreement described above under Item 1.01 is incorporated by reference to this Item 2.03. The Company has not drawn down any amounts under this credit facility to date. Under the Prior Agreement, the Company has approximately $25.3 million in letters of credit outstanding to various vendors which will be transferred to the Agreement and governed by its terms. The Company has no payment obligations with respect to these letters of credit unless and until a beneficiary draws on a letter of credit, in which case the Company would be required to reimburse Wells Fargo Bank for the amount of the draw.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
10.1	2007 Amended and Restated Credit Agreement, dated as of February 13, 2007, by and between Coldwater Creek Inc. and Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: February 20, 2007	/s/ Timothy O. Martin
Timothy O. Martin Vice President of Finance